EXHIBIT L


TO:    T. ROWE PRICE U.S. BOND INDEX FUND, INC.

FROM:  T. ROWE PRICE ASSOCIATES, INC.


     The initial capital contribution made by T. Rowe Price Associates, Inc. in the form of the purchase of the fund's shares was made for investment purposes and not with the intention of redeeming or reselling.

                                   /s/Henry H. Hopkins
                                   _______________________________
                                   Henry H. Hopkins, Vice President